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FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549
                                                                                            -------------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                             OMB APPROVAL
[ ] Check box if no                                                                         -------------------------------------
    longer subject to         Filed pursuant to Section 16(a) of the Securities             OMB NUMBER                  3235-0104
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                EXPIRES:           SEPTEMBER 30, 1998
    or Form 5 obligations         Public Utility Holding Company Act of 1935                ESTIMATED AVERAGE BURDEN
    may continue. See              or Section 30(f) of the Investment Company               HOURS PER RESPONSE............... 0.5
    Instruction 1(b).                           Act of 1940                                 -------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(*) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| WILLIAMS         ANDREW             W.     |    GERALD STEVENS, INC. (GIFT)               |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|  8075 20TH STREET                          |                         |       12/99        |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| VERO BEACH       FLORIDA           32966   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A)  |5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)       |   curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                            |   cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                            |   End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)      |   (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|----------------------------|                   |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price |                   |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |       |                   |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |       |                   |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| COMMON STOCK        |   12/6/99         |   P   |  --  |    47,378  |   A   |$10.625|        --         |      D(1)   |    --    |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| COMMON STOCK        |   12/31/99        |   G   |  V   |    72,011  |   D   |   --  |       755,220(2)  |      D      |    --    |
|----------------------------------------------------------------------------------------------------------------------------------|
| COMMON STOCK        |   12/31/99        |   G   |  V   |    72,011  |   A   |   --  |        72,011     |      I      |    (3)   |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| COMMON STOCK        |      --           |   --  |  --  |      --    |   --  |   --  |        85,883     |      I      |    (4)   |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| COMMON STOCK        |      --           |   --  |  --  |      --    |   --  |   --  |        39,285     |      I      |    (5)   |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| COMMON STOCK        |      --           |   --  |  --  |      --    |   --  |   --  |         2,160     |      I      |    (6)   |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
| COMMON STOCK        |      --           |   --  |  --  |      --    |   --  |   --  |        77,000     |      I      |    (7)   |
|---------------------|-------------------|-------|------|------------|-------|-------|-------------------|-------------|----------|
|                     |                   |       |      |            |       |       |                   |             |          |
|----------------------------------------------------------------------------------------------------------------------------------|




FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Option (right to buy) |      $2.66   |    --    | --  | -- |  --   |   --   |  immed.|11/13/06| Common |  25,000   |      --     |
|                       |              |          |     |    |       |        |        |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|      25,000         |             D                 |          --          |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1) These shares were previously reported as indirectly held by Mr. Williams as the president, a director and the majority owner of Equity Resource Group of Indian River County, Inc., which was the direct beneficial owner of these shares before the transaction reported herein.
(2) Includes 408,820 shares which Mr. Williams owns jointly with his wife.
(3) These shares are owned by the Williams Family Foundation, of which Mr. Williams is a director and the President.
(4) These shares are held in trust for the benefit of Mr. Williams' children.
    Mr. Williams' wife serves as trustee of the trust.
(5) These shares are owned by Mr. Williams' wife.
(6) These shares are owned by Mr. Williams' son.
(7) These shares are owned by Confidential Investment Services, Inc., of which Mr. Williams is a director and the President.

(*) Intentional misstatements or ommissions of facts constitute Federal Criminal
    Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        /s/ Andrew W. Williams             January 10, 2000
                                                                                 --------------------------------   ----------------
                                                                                 Signature of Reporting Person(*)        Date
                                                                                 Andrew W. Williams

Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)